Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-111545) pertaining to the 2003 Equity Incentive Plan, the 2003 Employee Stock Purchase Plan and the 2002 Stock Option Plan of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Tempur-Pedic International Inc. and subsidiaries, Tempur-Pedic International Inc. and subsidiaries management’s assessment of internal control over financial reporting, and the effectiveness of internal control over the financial reporting of Tempur-Pedic International Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Louisville, Kentucky

February 26, 2007